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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                  MAY 14, 2001

                                  CLARCOR INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            Delaware                    1-11024                 36-0922490
-------------------------------    ----------------       ----------------------
(State or other jurisdiction of    (Commission File       (IRS Employer
incorporation)                      Number)               Identification Number)



           2323 Sixth Street, P.O. Box 7007, Rockford, Illinois, 61125
           -----------------------------------------------------------
                    (Address of principal executive offices)



                                  815-962-8867
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)


                                       N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report).



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ITEM 5.     OTHER EVENTS


         On May 14, 2001, CLARCOR Inc., a Delaware corporation (the "Company"), announced that it had entered into a definitive agreement to acquire several filtration management companies from MPW Industrial Services Group, Inc. The companies to be acquired are leading distributors of filtration products and providers of filtration management services to industrial companies in North America. They also provide technical advice and services for the filtration of air and fluids in critical industrial processes and environments. The purchase price is approximately $31 million. No debt was assumed. In the most recent twelve-month period, sales of the acquired companies totaled approximately $63 million. It is expected that the transaction will close on June 4, 2001.

         The Company also announced that it expected that second quarter sales from its current operations will be higher than last year's second quarter but that second quarter operating profit will be lower than the same period last year. Operating results will be affected by continuing start-up costs from two new filter manufacturing plants, a new product line started late last year and lower filtration equipment sales. The Company stated that it had not changed its outlook for the year and still expects diluted earnings per share to be in the $1.73 to $1.80 range.




ITEM 7.  FINANCIAL STATEMENTS & EXHIBITS

Exhibit 99.1 - Press Release dated May 14, 2001.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  CLARCOR INC.





May 14, 2001                        By: /s/  Norman E. Johnson
                                        Chairman of the Board, President &
                                        Chief Executive Officer